Exhibit 99.1

NEWS

FOR RELEASE: Tuesday, March 1, 2005

CHARTER REPORTS FOURTH QUARTER AND ANNUAL 2004
FINANCIAL AND OPERATING RESULTS

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the Company or Charter) today reported financial and operating results for the three and 12 months ended December 31, 2004. The Company also provided pro forma results, reflecting the sales of certain cable systems in March and April 2004 and October 2003 as if these sales occurred on January 1, 2003. (See the Addendum of this news release for further details on pro forma information.)

Overview

  Grew revenues 9% and adjusted EBITDA 11% for the fourth quarter of 2004 compared to the pro forma fourth quarter of 2003. (Adjusted EBITDA is defined in the "Use of Non-GAAP Financial Metrics" section of this news release.)
  Increased high-speed data (HSD) revenues $53 million, or 35%, compared to the pro forma year ago quarter.
  Video revenues grew at a rate of 2% for the fourth quarter of 2004 compared to the pro forma year ago quarter primarily due to increased average revenue per customer, partially offset by analog customer losses during the year; Charter lost 83,100 analog and 14,200 digital video customers during the fourth quarter and lost 209,000 analog and gained 86,100 digital video customers during 2004.
  Issued $862.5 million original purchase amount of 5.875% Convertible Senior Notes due 2009 in November 2004 and $550 million Senior Floating Rate Notes due 2010 in December 2004, providing additional liquidity and further extending maturities.
  Redeemed $588 million principal amount of 5.75% Convertible Senior Notes due 2005 in December 2004.

Fourth Quarter Results

Fourth quarter 2004 revenues were $1.276 billion, an increase of $103 million, or 9%, over pro forma fourth quarter 2003 revenues of $1.173 billion and an increase of 5% over fourth quarter 2003 actual revenues of $1.217 billion. The increases in revenues are principally the result of growth in HSD revenues as well as increased commercial revenues and advertising sales. For the three months ended December 31, 2004, HSD revenues increased $53 million, or 35%, on a pro forma basis, reflecting 356,600 additional HSD customers since year end 2003 as well as a 9% increase in pro forma average revenue per HSD customer in the fourth quarter of 2004 compared to the same 2003 period. Commercial revenues increased $12 million, or 24%, on a pro forma basis, and advertising sales revenues increased $11 million, or 15%, on a pro forma basis compared to the year ago quarter. Video revenues increased 2% on a pro forma basis compared to the fourth quarter of 2003 primarily due to a 4% increase in pro forma average revenue per analog video customer.

Fourth quarter 2004 operating costs and expenses were $764 million, an increase of $54 million, or 8%, on a pro forma basis and an increase of $31 million, or 4%, on an actual basis, compared to the year ago quarter. The rise in fourth quarter 2004 operating costs and expenses over pro forma 2003 was primarily a result of an 8% increase in programming costs and a 14% increase in service costs from ongoing infrastructure maintenance. Operating costs as a percentage of revenues decreased in the fourth quarter of 2004 compared to the same 2003 pro forma period due to the focus on controlling costs during the quarter.

Charter reported income from operations of $108 million for the fourth quarter 2004 compared to fourth quarter 2003 income from operations of $178 million on a pro forma basis and $210 million on an actual basis. Income from operations decreased on a pro forma basis primarily due to a $41 million increase in depreciation and amortization, an $18 million loss recorded on the sale of assets in 2004, and gains associated with the renegotiation of unfavorable programming contracts in 2003, partially offset by a $49 million increase in adjusted EBITDA in 2004.

Net loss applicable to common stock and loss per common share for the fourth quarter of 2004 were $340 million and $1.12, respectively. For the fourth quarter of 2003, Charter reported actual net loss applicable to common stock and loss per common share of $58 million and 20 cents, respectively. The differences between net loss applicable to common stock for fourth quarter 2004 and net income applicable to common stock for the same year ago period were primarily the result of the decrease in income from operations of $102 million, a $49 million increase in interest expense, an $85 million decrease in the allocation of loss to minority interest and a $37 million decrease in the income tax benefit.

Year to Date Results

For the year ended December 31, 2004, Charter generated pro forma revenues of $4.948 billion, an increase of 7% over pro forma revenues of $4.630 billion for the year ended December 31, 2003. Pro forma revenue growth is due primarily to a $197 million, or 36%, increase in HSD revenues year over year. For the year ended December 31, 2004, pro forma commercial revenues increased $48 million, or 26%, and pro forma advertising sales revenues increased $33 million, or 13%, compared to pro forma annual 2003 results. Actual revenues for the year ended December 31, 2004 of $4.977 billion increased 3% over actual revenues of $4.819 billion for 2003.

Pro forma operating costs and expenses for the year ended December 31, 2004 totaled $3.035 billion, up $240 million, or 9%, compared to 2003 pro forma results, primarily a result of increased programming and service costs. Actual operating costs and expenses of $3.051 billion for 2004 increased 5% compared to actual operating costs and expenses for 2003.

For the year ended December 31, 2004, pro forma loss from operations totaled $2.158 billion compared to pro forma income from operations of $445 million for 2003, primarily as a result of a $2.433 billion charge for the impairment of franchises recorded in 2004 primarily due to the use of a lower projected growth rate in the Company's valuation, resulting in revised estimates of future cash flows. Charter also recorded special charges of $104 million in 2004, primarily consisting of $85 million related to the settlement of class action lawsuits, which are subject to final documentation and court approval. Option compensation costs of $31 million and a $76 million increase in depreciation and amortization expense also unfavorably impacted income (loss) from operations in the comparison of 2004 to 2003. For the year ended December 31, 2004, actual loss from operations totaled $2.046 billion compared to income from operations of $516 million for the actual year ago period due to the same factors impacting the change in pro forma results, partially offset by a $91 million increase in pre-tax gain on the sale of assets recorded in 2004 compared to 2003.

Fourth Quarter Liquidity

Adjusted EBITDA totaled $512 million for the three months ended December 31, 2004, an increase of $49 million, or 11%, on a pro forma basis and an increase of $28 million, or 6%, on an actual basis, compared to the year ago period. Actual net cash flows from operating activities for the fourth quarter of 2004 were $89 million, compared to $127 million for the year ago quarter, primarily as a result of a $57 million increase in interest on cash pay obligations, partially offset by the growth in adjusted EBITDA.

Expenditures for property, plant and equipment for the fourth quarter of 2004 totaled $285 million, a decrease of approximately 19% compared to actual fourth quarter 2003, primarily due to lower line extension and rebuild/upgrade activity.

Un-levered free cash flow of $227 million for the fourth quarter of 2004 increased significantly compared to actual un-levered free cash flow of $133 million in the fourth quarter of 2003, primarily due to a decrease in capital expenditures and improved adjusted EBITDA.

Charter reported negative free cash flow of $129 million for the fourth quarter of 2004 compared to actual negative free cash flow of $166 million for the fourth quarter of 2003.

Year to Date Liquidity

Pro forma adjusted EBITDA totaled $1.913 billion for the year ended December 31, 2004, an increase of $78 million, or 4%, compared to $1.835 billion for the year 2003 on a forma basis. Actual adjusted EBITDA totaled $1.926 billion for the year ended December 31, 2004, essentially flat compared to actual 2003 adjusted EBITDA of $1.927 billion.

Actual net cash flows from operating activities for the year ended December 31, 2004, were $472 million, a decrease of 38% from $765 million reported a year ago, primarily the result of the $203 million increase in interest on cash pay obligations and a $83 million increase in cash used by operating assets and liabilities, primarily due to the benefit in 2003 from the collection of receivables from programmers related to prior period network launches.

Actual expenditures for property, plant and equipment for the year ended December 31, 2004 totaled $924 million, an increase of approximately 8% compared to 2003 capital expenditures of $854 million. The increase in capital expenditures resulted primarily from increased purchases of customer premise equipment, primarily for high definition television and digital video recorders. Expenditures for scalable infrastructure related primarily to the deployment of these advanced services, telephony plant readiness and commercial and residential HSD services also increased during 2004. These increases were partially offset by the continued decline in upgrade/rebuild expenditures due to Charter's substantial completion of rebuild activity in 2002.

Charter reported actual un-levered free cash flow of $1.002 billion for the year ended December 31, 2004, compared to actual un-levered free cash flow of $1.073 billion in 2003. The decline in un-levered free cash flow was primarily the result of increased capital expenditures as previously discussed.

The increase in capital expenditures along with increased interest on cash pay obligations resulted in actual negative free cash flow of $344 million for the year ended December 31, 2004, compared to actual negative free cash flow of $70 million for 2003.

At December 31, 2004, the Company had $19.5 billion of outstanding indebtedness, and $650 million cash on hand. Net availability of funds under the Charter Operating credit facilities was approximately $804 million at December 31, 2004.

Operating Statistics

All year-over-year changes in operating statistics are pro forma for the sales of certain cable systems to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC. (See the customer statistics table and related footnotes in the Addendum to this release for more information.)

Charter ended 2004 with 10,596,000 revenue generating units (RGUs), a net increase of 254,200 RGUs, or 2%, during 2004. The increase in RGUs was driven by a net gain of 356,600 residential HSD customers and 86,100 digital video customers during the year, partially offset by the 209,000 decrease in analog video customers during 2004. The Company's telephony customers increased by 20,500 during 2004.

During the fourth quarter, Charter lost 83,100 analog video and 14,200 digital video customers, and gained 64,500 residential HSD and 5,200 telephony customers.

As of December 31, 2004, Charter served 5,991,500 analog video, 2,674,700 digital video and 1,884,400 residential high-speed data customers. The Company also served 45,400 telephony customers as of December 31, 2004.

Charter Interim President and CEO Robert May said, "With a renewed sense of operational excellence, we're focused on basic blocking and tackling, including service delivery, customer care and the deployment of new products. Our objective is to capitalize on the unrealized value of the Company and its delivery platform. By driving improvements in service delivery, customer care and new product offerings, we will improve the value proposition to our customers."

Financing

In November 2004, Charter issued $862.5 million original purchase price amount of 5.875% Convertible Senior Notes due 2009. With the proceeds, the Company purchased a portfolio of U.S. Treasury securities as security for certain interest payments on the 5.875% Convertible Senior Notes and redeemed $588 million principal amount of its 5.75% Convertible Senior Notes due 2005. In December 2004, the Company issued $550 million Senior Floating Rate Notes due 2010 providing additional liquidity.

In addition, CC V Holdings, LLC (formerly known as Avalon Cable LLC), has called for redemption the CC V Holdings 11.875% Senior Discount Notes due 2008 (the Notes). CC V Holdings will redeem approximately $113 million of Notes, representing all of the outstanding Notes, at 103.958% of principal amount, plus accrued and unpaid interest to the anticipated date of redemption, on March 14, 2005. CC V Holdings called the Notes to comply with the Amended and Restated Credit Agreement (the Credit Agreement) of Charter Communications Operating, LLC (Charter Operating).

Charter Operating also provided additional guarantees and collateral for the benefit of the lenders under the Credit Agreement and holders of its 8% Senior Second Lien Notes due 2012 and 8.375% Senior Second Lien Notes due 2014. These actions were taken as required by the Credit Agreement upon the leverage ratio test of Charter Communications Holdings, LLC (as defined in its indentures) being met.

The Company believes cash on hand at December 31, 2004, cash flows from operating activities and the amounts available under our credit facilities will be sufficient to meet cash needs throughout 2005.

During 2005, Charter expects capital expenditures to total approximately $1 billion. The increase in capital expenditures for 2005 compared to 2004 is the result of expected increases in telephony services and further deployment of advanced digital boxes. Charter expects that the nature of these expenditures will continue to be composed primarily of purchases of customer premise equipment and for scalable infrastructure costs. The Company expects to fund capital expenditures for 2005 primarily from cash flows from operating activities and borrowings under our credit facilities.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale of assets, option compensation expense, unfavorable contracts and other settlements, and impairment of franchises. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure our ability to fund operations and our financing obligations. For this reason, it is a significant component of Charter's annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. We believe this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain our plant without regard to our leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing our ability to service our debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $25 million and $18 million for the three months ended December 31, 2004 and 2003, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of December 31, 2004, Charter and its subsidiaries were in compliance with their debt covenants.

Conference Call

The Company will host a Conference Call on Tuesday, March 1, 2005 at 10:30 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company's website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor Center." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight March 8, 2005. The passcode for the replay is 3720607.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-Speed™ Internet service and Charter Telephone™. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com .

# # #

Contact:

Press:

Dave Mack
303/323-1392

Analysts:

Mary Jo Moehle
314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

  our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed data, telephony and other services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

  the availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

  our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

  our ability to repay or refinance debt as it becomes due;

  any adverse consequences arising out of our restatement of our 2000, 2001 and 2002 financial statements;

  the results of the pending grand jury investigation by the United States Attorney's Office for the Eastern District of Missouri, and our ability to reach a final approved settlement with respect to the putative class action, the unconsolidated state action, and derivative shareholders litigation against us on the terms of the August 5, 2004 memoranda of understanding;

  our ability to obtain programming at reasonable prices or to pass cost increases on to our customers;

  general business conditions, economic uncertainty or slowdown; and

  the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                      Three Months Ended December 31,             Year Ended December 31,
                                                                  ----------------------------------------  ---------------------------------------
                                                                      2004          2003        % Change        2004          2003       % Change
                                                                  ------------  ------------  ------------  ------------  ------------  -----------
REVENUES:
   Video........................................................ $        839  $        854           (2)% $      3,373  $      3,461          (3)%
   High-speed data..............................................          203           153            33%          741           556           33%
   Advertising sales............................................           84            75            12%          289           263           10%
   Commercial...................................................           63            55            15%          238           204           17%
   Other........................................................           87            80             9%          336           335           --
                                                                  ------------  ------------                ------------  ------------
      Total revenues............................................        1,276         1,217             5%        4,977         4,819            3%
                                                                  ------------  ------------                ------------  ------------
COSTS AND EXPENSES:
   Programming..................................................          328           315             4%        1,319         1,249            6%
   Advertising sales............................................           26            23            13%           98            88           11%
   Service......................................................          174           157            11%          663           615            8%
   General and administrative...................................          213           211             1%          849           833            2%
   Marketing....................................................           23            27          (15)%          122           107           14%
                                                                  ------------  ------------                ------------  ------------
      Operating costs and expenses..............................          764           733             4%        3,051         2,892            5%
                                                                  ------------  ------------                ------------  ------------
      Adjusted EBITDA...........................................          512           484             6%        1,926         1,927           --
                                                                  ------------  ------------                ------------  ------------
      Adjusted EBITDA margin....................................           40%           40%                         39%           40%
                                                                  ------------  ------------                ------------  ------------

   Depreciation and amortization................................          390           358                       1,495         1,453
   Impairment of franchises.....................................           --            --                       2,433            --
   (Gain) loss on sale of assets, net...........................           18           (18)                        (86)            5
   Option compensation expense (income), net....................           (3)            3                          31             4
   Special charges, net.........................................            4             3                         104            21
   Unfavorable contracts and other settlements..................           (5)          (72)                         (5)          (72)
                                                                  ------------  ------------                ------------  ------------
       Income (loss) from operations............................          108           210                      (2,046)          516
                                                                  ------------  ------------                ------------  ------------
OTHER INCOME AND EXPENSES:
   Interest expense, net........................................         (443)         (394)                     (1,670)       (1,557)
   Gain on derivative instruments and
    hedging activities, net.....................................           21            30                          69            65
   Loss on debt to equity conversions...........................           --            --                         (23)           --
   Gain (loss) on extinguishment of debt........................          (10)           --                         (31)          267
   Other, net...................................................            3            (7)                          3           (16)
                                                                  ------------  ------------                ------------  ------------
                                                                         (429)         (371)                     (1,652)       (1,241)
                                                                  ------------  ------------                ------------  ------------
Loss before minority interest, income taxes and
   cumulative effect of accounting change.......................         (321)         (161)                     (3,698)         (725)

Minority interest...............................................           (5)           80                          19           377
                                                                  ------------  ------------                ------------  ------------
Loss before income taxes and cumulative effect of
   accounting change............................................         (326)          (81)                     (3,679)         (348)

Income tax benefit (expense)....................................          (13)           24                         103           110
                                                                  ------------  ------------                ------------  ------------
Loss before cumulative effect of accounting change..............         (339)          (57)                     (3,576)         (238)

Cumulative effect of accounting change, net of tax..............           --            --                        (765)           --
                                                                  ------------  ------------                ------------  ------------
Net loss........................................................         (339)          (57)                     (4,341)         (238)

Dividends on preferred stock - redeemable.......................           (1)           (1)                         (4)           (4)
                                                                  ------------  ------------                ------------  ------------
Net loss applicable to common stock............................. $       (340) $        (58)               $     (4,345) $       (242)
                                                                  ============  ============                ============  ============

EARNINGS PER SHARE:
  Basic and diluted............................................. $      (1.12) $      (0.20)               $     (14.47) $      (0.82)
                                                                  ============  ============                ============  ============
Weighted average common shares outstanding, basic and diluted...  302,934,348   294,875,504                 300,291,877   294,597,519
                                                                  ============  ============                ============  ============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                         Three Months Ended December 31,             Year ended December 31,
                                                                    ----------------------------------------  ---------------------------------------
                                                                        2004          2003                        2004          2003
                                                                       Actual     Pro Forma (a)   % Change    Pro Forma (a) Pro Forma (a)  % Change
                                                                    ------------  ------------  ------------  ------------  ------------  -----------
REVENUES:
   Video.......................................................... $        839  $        822             2% $      3,352  $      3,324            1%
   High-speed data................................................          203           150            35%          738           541           36%
   Advertising sales..............................................           84            73            15%          288           255           13%
   Commercial.....................................................           63            51            24%          236           188           26%
   Other..........................................................           87            77            13%          334           322            4%
                                                                    ------------  ------------                ------------  ------------
      Total revenues..............................................        1,276         1,173             9%        4,948         4,630            7%
                                                                    ------------  ------------                ------------  ------------
COSTS AND EXPENSES:
   Programming....................................................          328           303             8%        1,310         1,198            9%
   Advertising sales..............................................           26            23            13%           98            86           14%
   Service........................................................          174           152            14%          660           597           11%
   General and administrative.....................................          213           206             3%          845           810            4%
   Marketing......................................................           23            26          (12)%          122           104           17%
                                                                    ------------  ------------                ------------  ------------
      Operating costs and expenses................................          764           710             8%        3,035         2,795            9%
                                                                    ------------  ------------                ------------  ------------
      Adjusted EBITDA.............................................          512           463            11%        1,913         1,835            4%
                                                                    ------------  ------------                ------------  ------------
      Adjusted EBITDA margin......................................           40%           39%                         39%           40%
                                                                    ------------  ------------                ------------  ------------

   Depreciation and amortization..................................          390           349                       1,489         1,413
   Impairment of franchises.......................................           --            --                       2,433            --
   Loss on sale of assets, net....................................           18             2                          19            24
   Option compensation expense (income), net......................           (3)            3                          31             4
   Special charges, net...........................................            4             3                         104            21
   Unfavorable contracts and other settlements....................           (5)          (72)                         (5)          (72)
                                                                    ------------  ------------                ------------  ------------
       Income (loss) from operations..............................          108           178                      (2,158)          445
                                                                    ------------  ------------                ------------  ------------
OTHER INCOME AND EXPENSES:
   Interest expense, net..........................................         (443)         (388)                     (1,666)       (1,530)
   Gain on derivative instruments and
    hedging activities, net.......................................           21            30                          69            65
   Loss on debt to equity conversions.............................           --            --                         (23)           --
   Gain (loss) on extinguishment of debt..........................          (10)           --                         (31)          267
   Other, net.....................................................            3            (7)                          3           (16)
                                                                    ------------  ------------                ------------  ------------
                                                                           (429)         (365)                     (1,648)       (1,214)
                                                                    ------------  ------------                ------------  ------------
Loss before minority interest, income taxes
   and cumulative effect of accounting change.....................         (321)         (187)                     (3,806)         (769)

Minority interest.................................................           (5)           94                          19           401
                                                                    ------------  ------------                ------------  ------------
Loss before income taxes
   and cumulative effect of accounting change.....................         (326)          (93)                     (3,787)         (368)

Income tax benefit (expense)......................................          (13)           29                         117           115
                                                                    ------------  ------------                ------------  ------------
Loss before cumulative effect of accounting change................         (339)          (64)                     (3,670)         (253)

Cumulative effect of accounting change, net of tax................           --            --                        (765)           --
                                                                    ------------  ------------                ------------  ------------
Net loss..........................................................         (339)          (64)                     (4,435)         (253)

Dividends on preferred stock - redeemable.........................           (1)           (1)                         (4)           (4)
                                                                    ------------  ------------                ------------  ------------
Net loss applicable to common stock............................... $       (340) $        (65)               $     (4,439) $       (257)
                                                                    ============  ============                ============  ============
EARNINGS PER SHARE:
   Basic and diluted.............................................. $      (1.12) $      (0.22)               $     (14.78) $      (0.87)
                                                                    ============  ============                ============  ============
Weighted average common shares outstanding, basic and diluted.....  302,934,438   294,875,504                 300,291,877   294,597,519
                                                                    ============  ============                ============  ============

(a)  Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and WaveDivision
Holdings, LLC in October 2003, as if they both occurred as of January 1, 2003.  Actual revenues exceeded pro forma revenues for the year ended December 31, 2004 and the three and twelve months ended December 31, 2003 by $29 million, $44 million and $189 million, respectively.  Actual adjusted EBITDA exceeded pro forma adjusted EBITDA by $13 million, $21 million and $92 million for the year ended
December 31, 2004 and the three and twelve months ended December 31, 2003, respectively.  Pro forma net loss exceeded actual net loss by
$94 million, $7 million and $15 million for the year ended December 31, 2004 and the three and twelve months ended December 31, 2003, respectively.  The unaudited pro forma financial information required allocation of certain revenues and expenses and such information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations
had these transactions been completed as of the assumed date or which may be obtained in the future.   Adjusted EBITDA is a non-GAAP
term.  See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by
GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Millions)

                                                                                      December 31,
                                                                               ---------------------------
                                                                                   2004          2003
                                                                               ------------  -------------

                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents................................................. $        650  $         127
   Accounts receivable, net of allowance for doubtful accounts...............          190            189
   Prepaid expenses and other current assets.................................           82             34
                                                                               ------------  -------------
         Total current assets................................................          922            350
                                                                               ------------  -------------
INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net........................................        6,289          7,014
   Franchises, net...........................................................        9,878         13,680
                                                                               ------------  -------------
         Total investment in cable properties, net...........................       16,167         20,694
                                                                               ------------  -------------
OTHER NONCURRENT ASSETS......................................................          584            320
                                                                               ------------  -------------
        Total assets......................................................... $     17,673  $      21,364
                                                                               ============  =============
                LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses..................................... $      1,217  $       1,286
                                                                               ------------  -------------
         Total current liabilities...........................................        1,217          1,286
                                                                               ------------  -------------
LONG-TERM DEBT...............................................................       19,464         18,647

DEFERRED MANAGEMENT FEES - RELATED PARTY.....................................           14             14

OTHER LONG-TERM LIABILITIES..................................................          681            848

MINORITY INTEREST............................................................          648            689

PREFERRED STOCK - REDEEMABLE.................................................           55             55

SHAREHOLDERS' DEFICIT........................................................       (4,406)          (175)
                                                                               ------------  -------------
          Total liabilities and shareholders' deficit........................ $     17,673  $      21,364
                                                                               ============  =============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Millions)

                                                                                                  Year Ended December 31,
                                                                                              ------------------------------
                                                                                                   2004            2003
                                                                                              --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss................................................................................ $       (4,341) $         (238)
    Adjustments to reconcile net loss to net cash flows from operating activities:..........
       Minority interest....................................................................            (19)           (377)
       Depreciation and amortization........................................................          1,495           1,453
       Impairment of franchises.............................................................          2,433              --
       Option compensation expense, net.....................................................             27               4
       Special charges, net.................................................................             85              --
       Noncash interest expense.............................................................            324             414
       Gain on derivative instruments and hedging activities, net...........................            (69)            (65)
       (Gain) loss on sale of assets, net...................................................            (86)              5
       Loss on debt to equity conversions...................................................             23              --
       (Gain) loss on extinguishment of debt................................................             20            (267)
       Deferred income taxes................................................................           (109)           (110)
       Cumulative effect of accounting change, net..........................................            765              --
       Unfavorable contracts and other settlements..........................................             (5)            (72)
       Other, net...........................................................................             (3)              3
    Changes in operating assets and liabilities, net of effects from dispositions:..........
       Accounts receivable..................................................................             (7)             70
       Prepaid expenses and other assets....................................................             (2)              5
       Accounts payable, accrued expenses and other.........................................            (59)            (69)
       Receivables from and payables to related party,
        including deferred management fees..................................................             --               9
                                                                                              --------------  --------------
           Net cash flows from operating activities.........................................            472             765
                                                                                              --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment..............................................           (924)           (854)
    Change in accrued expenses related to capital expenditures..............................            (43)            (33)
    Proceeds from sale of assets............................................................            744              91
    Purchases of investments................................................................            (17)            (11)
    Other, net..............................................................................             (3)            (10)
                                                                                              --------------  --------------
           Net cash flows from investing activities.........................................           (243)           (817)
                                                                                              --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt............................................................          3,148             738
    Repayments of long-term debt............................................................         (5,448)         (1,368)
    Proceeds from issuance of debt..........................................................          2,882             529
    Payments for debt issuance costs........................................................           (145)            (41)
    Purchase of pledge securities...........................................................           (143)             --
                                                                                              --------------  --------------
           Net cash flows from financing activities.........................................            294            (142)
                                                                                              --------------  --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................................            523            (194)
CASH AND CASH EQUIVALENTS, beginning of period..............................................            127             321
                                                                                              --------------  --------------
CASH AND CASH EQUIVALENTS, end of period.................................................... $          650  $          127
                                                                                              ==============  ==============

CASH PAID FOR INTEREST...................................................................... $        1,302  $        1,111
                                                                                              ==============  ==============
NONCASH TRANSACTIONS:
   Debt exchanged for Charter Class A common stock.......................................... $           30  $           --
                                                                                              ==============  ==============
   Issuance of debt by CCH II, LLC.......................................................... $           --  $        1,572
                                                                                              ==============  ==============
   Retirement of debt....................................................................... $           --  $        1,866
                                                                                              ==============  ==============
   Issuance of preferred stock - redeemable, as payment for acquisitions.................... $           --  $            4
                                                                                              ==============  ==============
   Issuance of equity as partial payments for acquisitions.................................. $           --  $            2
                                                                                              ==============  ==============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Summary of Operating Statistics

                                                                                                        Approximate as of
                                                                                           -------------------------------------------
                                                                                                                         December 31,
                                                                                            December 31,   September 30,      2003
                                                                                              2004 (a)       2004 (a)      Pro Forma (a)
                                                                                           -------------  -------------  -------------

Customer Summary:
Customer Relationships:
   Residential (non-bulk) analog video customers (b).....................................     5,739,900      5,825,000      5,963,000
   Multi-dwelling (bulk) and commercial unit customers (c)...............................       251,600        249,600        237,500
                                                                                           -------------  -------------  -------------
       Total analog video customers (b) (c)..............................................     5,991,500      6,074,600      6,200,500

   Non-video customers (b)...............................................................       228,700        216,200        105,700
                                                                                           -------------  -------------  -------------
    Total customer relationships (d).....................................................     6,220,200      6,290,800      6,306,200
                                                                                           =============  =============  =============

   Pro forma average monthly revenue per analog video customer (e)....................... $       70.50  $       68.15  $       62.86

   Bundled customers (f).................................................................     1,659,700      1,617,600      1,422,100

Revenue Generating Units:
   Analog video customers (b)(c).........................................................     5,991,500      6,074,600      6,200,500
   Digital video customers (g)...........................................................     2,674,700      2,688,900      2,588,600
   Residential high-speed data customers (h).............................................     1,884,400      1,819,900      1,527,800
   Telephony customers (i)...............................................................        45,400         40,200         24,900
                                                                                           -------------  -------------  -------------
     Total revenue generating units (j)..................................................    10,596,000     10,623,600     10,341,800
                                                                                           =============  =============  =============

Cable Video Services:
Analog Video:
   Estimated homes passed (k)............................................................    12,085,900     12,066,300     11,817,500
   Analog video customers (b)(c).........................................................     5,991,500      6,074,600      6,200,500
   Estimated penetration of analog video homes passed (b)(c)(k)(l).......................            50%            50%            52%
   Pro forma average monthly analog revenue per analog video customer (m)................ $       37.52  $       37.13  $       36.23
   Analog video customers quarterly net loss (b)(c)(n)...................................       (83,100)       (58,600)       (38,500)

Digital Video:
   Estimated digital homes passed (k)....................................................    12,000,500     11,966,400     11,716,400
   Digital video customers (g)...........................................................     2,674,700      2,688,900      2,588,600
   Estimated penetration of digital homes passed (g)(k)(l)...............................            22%            22%            22%
   Digital percentage of analog video customers (b)(c)(g)(o).............................            45%            44%            42%
   Digital set-top terminals deployed....................................................     3,791,600      3,792,900      3,634,500
   Pro forma average incremental monthly digital revenue per digital video customer (m).. $       23.99  $       23.97  $       23.00
   Digital video customers quarterly net gain (loss) (g)(n)..............................       (14,200)        38,700         18,300

Non-Video Cable Services:
High-Speed Data Services:
   Estimated high-speed data homes passed (k)............................................    10,682,800     10,618,200     10,321,100
   Residential high-speed data customers (h).............................................     1,884,400      1,819,900      1,527,800
   Estimated penetration of high-speed data homes passed (h)(k)(l).......................            18%            17%            15%
   Pro forma average monthly high-speed data revenue per high-speed data customer (m).... $       36.53  $       35.68  $       33.45
   Residential high-speed data customers quarterly net gain (h)(n).......................        64,500        108,500         86,300

Dial-up customers........................................................................         3,800          7,300          9,600

Telephony customers (i)..................................................................        45,400         40,200         24,900
Pro forma average monthly telephony revenue per telephony customer (m)................... $       41.95  $       43.26  $       49.15

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and
WaveDivision Holdings, LLC which closed in October 2003, as if they both occurred as of January 1, 2003.

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release

__________

  "Customers" include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). At December 31, 2004, September 30, 2004, and December 31, 2003, "customers" include approximately 44,700, 46,000 and 72,700 persons whose accounts were over 60 days past due in payment, approximately 5,200, 5,500 and 6,500 persons whose accounts were over 90 days past due in payment and approximately 2,300, 2,000 and 2,000 of which were over 120 days past due in payment, respectively.

  "Analog video customers" as of December 31, 2004 and September 30, 2004 include all customers who receive video services (including those who also purchase high-speed data and telephony services) but excludes approximately 228,700 and 216,200 customer relationships at December 31, 2004 and September 30, 2004, respectively, who receive high-speed data service only or telephony service only and who are only counted as high-speed data customers or telephony customers, and therefore are shown as "non-video" customers. As of December 31, 2003, "analog video customers" include all customers who receive video services (including those who also purchase high-speed data and telephony services) but exclude approximately 105,700 customer relationships at December 31, 2003 who received high-speed data service only and who are only counted as high-speed data customers, and therefore are shown as "non-video customers." Telephony customers represented approximately 11,300 and 10,700 of the 228,700 and 216,200 "non-video customers" as of December 31, 2004 and September 30, 2004, respectively.

  Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU") basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

  "Customer relationships" as of December 31, 2004 and September 30, 2004 include the number of customers that receive one or more levels of service, encompassing video, data and telephony services, without regard to which service(s) such customers receive. As of December 31, 2003, "customer relationships" include the number of customers that receive one or more levels of video and data services, without regard to which service(s) such customers receive. Telephony customers represented approximately 11,300 and 10,700 of the 6,220,200 and 6,290,800 "customer relationships" as of December 31, 2004 and September 30, 2004, respectively. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

  Pro forma average monthly revenue per analog customer is calculated as total pro forma quarterly revenue divided by three divided by average pro forma analog customers during the respective quarter. This calculation is pro forma giving affect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as discussed on page 5 of this addendum).

  "Bundled customers" as of December 31, 2004 and September 30, 2004 include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed data service or telephony. As of December 31, 2003, "bundled customers" include customers subscribing to both Charter's video service and high-speed data service. "Bundled customers" do not include customers who only subscribe to video service. By including telephony customers, "bundled customers" include approximately 16,200 and 15,000 more customers as of December 31, 2004 and September 30, 2004, respectively.

  "Digital video customers" include all households that have one or more digital set-top terminals. Included in "digital video customers" on December 31, 2004, September 30, 2004 and December 31, 2003 are approximately 10,100, 10,700 and 12,000 customers, respectively, that receive digital video service directly through satellite transmission.

  All of these customers also receive video service and are included in the video statistics above. However, the video statistics do not include approximately 217,400, 205,500 and 105,700 of these customers at December 31, 2004, September 30, 2004 and December 31, 2003, respectively, who were high-speed data only customers.

  "Telephony customers" include all households receiving telephone service.

  "Revenue generating units" represent the sum total of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high- speed data service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

  "Homes passed" represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

  Penetration represents customers as a percentage of homes passed.

  "Pro forma average monthly revenue" represents pro forma quarterly revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter. This calculation is pro forma giving effect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as discussed on page 5 of this addendum).

  "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

  Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Measures to GAAP Measures
(Dollars in Millions)

                                                              Three Months Ended December 31,         Year Ended December 30,
                                                           ------------------------------------  ---------------------------------
                                                                 2004               2003               2004             2003
                                                           ----------------  ------------------  ----------------  ---------------

Adjusted EBITDA (a)...................................... $            512  $              484  $          1,926  $         1,927
Less:  Purchases of property, plant and equipment........             (285)               (351)             (924)            (854)
                                                           ----------------  ------------------  ----------------  ---------------

Un-levered free cash flow................................              227                 133             1,002            1,073

Less:  Interest on cash pay obligations (b)..............             (356)               (299)           (1,346)          (1,143)
                                                           ----------------  ------------------  ----------------  ---------------
Free cash flow...........................................             (129)               (166)             (344)             (70)

Purchases of property, plant and equipment...............              285                 351               924              854
Special charges, net.....................................               (4)                 (3)              (19)             (21)
Other, net...............................................              (13)                 (8)              (21)             (13)
Change in operating assets and liabilities...............              (50)                (47)              (68)              15
                                                           ----------------  ------------------  ----------------  ---------------

Net cash flows from operating activities................. $             89  $              127  $            472  $           765
                                                           ================  ==================  ================  ===============

                                                                             Three Months Ended       Year Ended December 31,
                                                                                                 ---------------------------------
                                                                             December 31, 2003         2004             2003
                                                                                 Pro Forma          Pro Forma         Pro Forma
                                                                             ------------------  ----------------  ---------------

Adjusted EBITDA (a)......................................                   $              463  $          1,913  $         1,835
Less:  Purchases of property, plant and equipment........                                 (345)             (922)            (835)
                                                                             ------------------  ----------------  ---------------

Un-levered free cash flow................................                                  118               991            1,000

Less:  Interest on cash pay obligations (b)..............                                 (293)           (1,342)          (1,116)
                                                                             ------------------  ----------------  ---------------
Free cash flow...........................................                                 (175)             (351)            (116)

Purchases of property, plant and equipment...............                                  345               922              835
Special charges, net.....................................                                   (3)              (19)             (21)
Other, net...............................................                                   (9)              (26)             (11)
Change in operating assets and liabilities...............                                  (36)              (57)              56
                                                                             ------------------  ----------------  ---------------

Net cash flows from operating activities.................                   $              122  $            469  $           743
                                                                             ==================  ================  ===============

(a)  See pages 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

(b)  Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the
Sarbanes-Oxley Act.

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and
WaveDivision Holdings, LLC in October 2003, as if they both occurred as of January 1, 2003.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Capital Expenditures
(Dollars in Millions)

                                                                       Three Months Ended December 31,    Year Ended December 31,
                                                                       ------------------------------  ------------------------------
                                                                            2004           2003            2004            2003
                                                                       --------------  --------------  --------------  --------------

Customer premise equipment (a)....................................... $          106  $         127   $          451  $          380
Scalable infrastructure (b)..........................................             53             32              108              67
Line extensions (c)..................................................             37             62              131             131
Upgrade/Rebuild (d)..................................................             21             56               49             132
Support capital (e)..................................................             68             74              185             144
                                                                       --------------  --------------   --------------  --------------

    Total capital expenditures (f)................................... $          285  $         351   $          924  $          854
                                                                       ==============  ==============   ==============  ==============

(a)  Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)  Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)  Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)  Represents all capital expenditures made during the three months and year ended December 31, 2004 and 2003, respectively.

Addendum to Charter Communications, Inc. Fourth Quarter 2004 Earnings Release